                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Russell Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [RUSSELL LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               RUSSELL CORPORATION

To the Shareholders of Russell Corporation:

        Notice is hereby given that the Annual Meeting of the Shareholders (the "Annual Meeting") of Russell Corporation (the "Company") will be held on Wednesday, April 22, 1998, at 10:30 a.m., Central Daylight Time, at the general offices of the Company in Alexander City, Alabama, for the following purposes:

        (1) To elect four directors to the Board of Directors for terms of three years each;

        (2) To consider and take action on certain amendments to the 1993 Executive Long-Term Incentive Plan in the manner described in the accompanying Proxy Statement; and

        (3) To transact such other business as may properly come before the meeting.

        Holders of the common stock of the Company at the close of business on March 4, 1998, are entitled to notice of and to vote upon all matters at the Annual Meeting.

        The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, or at any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

        You are cordially invited to attend the Annual Meeting so that we may have the opportunity to meet with you and discuss the affairs of the Company. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. A stamped, addressed envelope is enclosed for your convenience in returning your proxy.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                              STEVE R. FOREHAND
                                                  Secretary
                                              Russell Corporation

Alexander City, Alabama  35011
March 19, 1998

                               RUSSELL CORPORATION
------------------------------------------------------------------------------
                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD APRIL 22, 1998
------------------------------------------------------------------------------

        This Proxy Statement is furnished by and the accompanying proxy is solicited on behalf of the Board of Directors of Russell Corporation, an Alabama corporation (the "Company"), for use at its Annual Meeting of Shareholders to be held at the general offices of the Company in Alexander City, Alabama, on Wednesday, April 22, 1998, at 10:30 a.m., Central Daylight Time, and at any adjournment thereof (the "Annual Meeting"). It is contemplated that the Proxy Statement and accompanying proxy will initially be mailed to shareholders on or about March 19, 1998.

        Shares represented by a properly executed proxy in the accompanying form will be voted at the meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. In the absence of contrary instructions, the proxies received by the Board of Directors will be voted FOR the election of all nominees for director of the Company and FOR the proposal to amend the 1993 Executive Long-Term Incentive Plan described herein. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

                              ELECTION OF DIRECTORS

        The Bylaws of the Company ("Bylaws") provide for a Board of Directors of not less than nine nor more than 15 members. In addition, the Bylaws also provide that the Board of Directors shall set the number of directors within the specified limitations by resolution adopted by a majority of the entire Board of Directors and that the Board will be divided into three classes, as nearly equal in number as possible, each of which will serve for three years. On February 28, 1996, a majority of the Board of Directors adopted a resolution which established the size of the Board of Directors at ten members, effective April 24, 1996. It is proposed to elect four directors to serve until the Annual Meeting of Shareholders in 2001 and until their successors have been duly elected and qualified. Proxies cannot be voted for more than four persons. It is intended that shares represented by the Board of Directors' proxies will be voted for the election of the following four persons:

NOMINEES TO SERVE UNTIL ANNUAL MEETING OF SHAREHOLDERS IN 2001:

                                     YEAR FIRST                       SHARES
   NAME, AGE AND                  ELECTED DIRECTOR                 BENEFICIALLY
PRINCIPAL OCCUPATION                  OF THE                        OWNED AS OF                       PERCENT
    OF NOMINEE                       COMPANY                      MARCH 4, 1998                     OF CLASS(6)
---------------------           ---------------------           ---------------------          ---------------------

C.V. Nalley III(55)                    1989                          1,000                               --
Chief Executive Officer,
The Nalley Companies
Atlanta, Georgia
automobile and truck sales
and leasing companies

John R. Thomas (61)                    1966                        596,756(1)                          1.64
Chairman, President and
Chief Executive Officer,
Aliant National Corporation
Alexander City, Alabama
a bank holding company

John A. White (58)                     1992                          2,000                              .01
Chancellor,
University of Arkansas
Fayetteville, Arkansas

Tim Lewis (42)                         1995                            100                               --
President,
T.A. Lewis & Associates, Inc.
Birmingham, Alabama
telecommunications consultants

EACH OF THE DIRECTORS NAMED BELOW WILL CONTINUE IN OFFICE AFTER THE ANNUAL MEETING UNTIL HIS OR HER TERM EXPIRES AS INDICATED:


                                    ANNUAL MEETING              YEAR FIRST                 SHARES
                                      AT WHICH               ELECTED DIRECTOR           BENEFICIALLY
   NAME, AGE AND                        TERM                     OF THE                  OWNED AS OF                 PERCENT
PRINCIPAL OCCUPATION                   EXPIRES                   COMPANY                MARCH 4, 1998              OF CLASS(6)
---------------------               --------------           --------------           ----------------           --------------
Herschel M. Bloom (54)                  1999                      1986                      5,734                      .02
Partner,
King  & Spalding
Atlanta, Georgia
attorneys

Ronald G. Bruno (46)                    1999                      1992                      6,268                      .02
President,
Bruno Capital
Management Corporation
Birmingham, Alabama
an investment company

John C. Adams (59)                      2000                      1991                    756,761(2)(3)               2.08
Chairman, President and Chief
Executive Officer of the Company

James D. Nabors (55)                    2000                      1988                  1,433,080(2)(3)(4)            3.93
Executive Vice President and
Chief Financial Officer
of the Company

Benjamin Russell (60)                   2000                      1963                  5,890,186(5)                 16.15
Chairman and
Chief Executive Officer,
Russell Lands, Incorporated
Alexander City, Alabama
a land and timber company

Margaret M. Porter (47)                 2000                      1997                      1,100                        -
Civic Volunteer
Birmingham, Alabama


(1) Includes 110,135 shares owned directly or indirectly, 32,372 shares held by the Finis Morgan Family Trust, of which Mr. Thomas is one of three trustees, and 454,249 shares owned indirectly by Mr. Thomas as a general and limited partner in two limited partnerships. See also Security Ownership of Management on page 22.

(2) The shares of the Company's Common Stock owned by Messrs. Adams and Nabors include 80,000 and 37,000 shares, respectively, which may be acquired by them pursuant to options granted under the Company's existing stock option plans described below, which options may be exercised within sixty days of the date of this Proxy Statement. See also Security Ownership of Management on page 22.

(3) Messrs. Adams and Nabors are two of the trustees of the Company's pension plan, which owns 600,960 shares of the Company's Common Stock. As such trustees, they have the right to vote such shares. These shares are included in the shares shown as beneficially owned by each of such persons.

(4) Includes 731,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mr. Nabors is one of nine directors, 32,372 shares held by the Finis Morgan Family Trust, of which Mr. Nabors is one of three trustees and 21 shares owned by the Thomas D. Russell Marital Trust, of which Mr. Nabors is one of two trustees. Mr. Nabors disclaims any beneficial ownership as to all of such shares.

(5) Includes 731,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mr. Russell is one of nine directors, 3,945,024 shares held by a trust created under the will of Benjamin C. Russell, of which Mr. Russell is one of four trustees and 225,000 shares held by the Adelia Russell Charitable Foundation, of which Mr. Russell is one of three trustees.

(6) Does not include shares to be awarded with respect to fiscal year 1997 pursuant to the 1997 Non-Employee Directors' Stock Grant, Stock Option and Deferred Compensation Plan discussed on page 4 of this Proxy Statement.

        With the exceptions of Tim Lewis and Margaret M. Porter each of the above named persons has been a director of the Company for at least the last five years. Except as noted in the remainder of this paragraph, each of the above named persons has held the same or comparable positions with the indicated entities for at least the last five years. Mr. Lewis has served since 1987 as President of T.A. Lewis &Associates, Inc., a telecommunications consulting company. From 1983 to 1987 he served as a marketing and sales executive for Signal Communications, a national long distance telecommunications company. Margaret M. Porter has served since 1992 as Chairman of McWane Center in Birmingham, Alabama. McWane Center is a non-profit organization which promotes the public understanding and appreciation of science, technology and the environment and is a statewide resource for Alabama schools. From 1984 to 1996, Ms. Porter served on the Mtn. Brook (Alabama) City Council, serving as President of the Council during the 1992-1996 term and as Mayor from July, 1996 to October, 1996. Ms. Porter has also served in various Alabama public interest organizations including the Board of Trustees of The Children's Hospital of Alabama, the Board of Directors of the Alabama School of Fine Arts Foundation and as Chairman of the Literacy Council of Central Alabama.

        John R. Thomas is a director of Alfa Corporation. Ronald G. Bruno is a director of Bruno's, Inc., SouthTrust Bank, N.A. and Books-A-Million, Inc. Herschel M. Bloom is a director of Post Properties, Inc. John C. Adams is a director of The Southern Company. John A. White is a director of Motorola, Inc., Logility, Inc. and Eastman Chemical Company.

        Should any nominee be unable or unwilling to accept election, it is expected that the proxies will vote for the election of such other person for the office of director as the Board of Directors of the Company may then recommend. The Board of Directors has no reason to believe that any of the persons named will be unable or will decline to serve if elected.

        The Company has an Executive Committee consisting of John C. Adams and James D. Nabors, which is authorized to act in place of the Board of Directors between meetings of the Board. The Executive Committee held eight meetings during 1997.

        The Company has an Executive Compensation Committee consisting of C.V. Nalley III, Herschel M. Bloom and Ronald G. Bruno, which supervises the Company's Executive Incentive Program. The Compensation Committee held two meetings during 1997.

        The Company has an Audit Committee consisting of John A. White, Herschel
M. Bloom, Ronald G. Bruno, Tim Lewis, C.V. Nalley III, Margaret M. Porter, Benjamin Russell, and John R. Thomas, which recommends to the Board of Directors the independent accountants selected to be the Company's auditors and reviews the audit plan, financial statements and audit results. The Audit Committee held one meeting during 1997.

        The Company has a Nominating Committee which recommends candidates for election to the Company's Board of Directors. The Nominating Committee consists of Herschel M. Bloom, Margaret M. Porter, Benjamin Russell, John R. Thomas and John A. White and held one meeting in 1997.

        During the year ended January 3, 1998, the Board of Directors of the Company held four regular meetings. Each member of the Board attended at least 75% of the meetings of the Board and the committees of which they are members.

        Members of the Board who are not employees of the Company receive a quarterly retainer of $3,750 and a fee of $1,000 for each meeting attended. Members of committees of the Board who are not employees of the Company receive $650 per quarter (except the chairman who receives $1,300 per quarter). In addition, under the Russell Corporation 1997 Non-Employee Directors' Stock Grant, Stock Option and Deferred Compensation Plan (the "Directors' Plan"), which was adopted by the Board of Directors on July 23, 1997, each non-employee director of the Company (an "Eligible Director") receives annually (i) shares of Common Stock having a value of $5,000, based upon the market value of the Common Stock on the date of grant and (ii) an option to purchase shares of Common Stock, exercisable for ten years at a price equal to the market value of the Common Stock on the date of grant, having, based upon the number of shares subject thereto, an economic value of $5,000. In addition, the Directors' Plan allows an Eligible Director to defer the payment of fees to such director at a fixed rate of interest and to defer the receipt of Common Stock granted pursuant to the Directors' Plan. Two hundred thousand (200,000) shares of Common Stock are presently authorized to be issued under the Directors' Plan.

        In connection with the adoption of the Directors' Plan, the Board of Directors terminated the Company's previous policy respecting payment of compensation to directors who retired after at least six years of service and who had not, at the time of such retirement, served within the previous ten years as a corporate officer. The Company established an account with respect to the accrued benefit for each director who had not retired on the date of termination of such policy consisting of "phantom units" of Company Common Stock having a value equal to the accrued benefit of such director on the date of termination of the policy. Such "phantom units" will be adjusted by crediting additional "phantom units" equivalent to the shares of Common Stock which could be acquired by reinvestment if amounts equivalent to the cash dividends on the Company's Common Stock were paid with respect to the "phantom units." Such "phantom units" will be further adjusted to reflect stock dividends, stock splits and other similar changes in the Company's capitalization. Upon retirement, such director will receive shares of Common Stock equal to the number of "phantom units" in such director's account on the date of retirement.



                           PROPOSED AMENDMENTS TO THE
                               RUSSELL CORPORATION
                     1993 EXECUTIVE LONG-TERM INCENTIVE PLAN

        In 1993, the shareholders of the Company approved the establishment of the Russell Corporation 1993 Executive Long-Term Incentive Plan, which plan was amended at the 1997 Annual Meeting of Shareholders (as amended, the "1993 Plan"). The 1993 Plan's purpose is to enable the Company and its affiliates to attract, retain and motivate key employees and to reward such employees when superior returns are provided to the Company's shareholders.

        The Board of Directors believes the 1993 Plan is a key element of the Company's Executive Incentive Program (described in this Proxy Statement under the caption "EXECUTIVE COMPENSATION") because it ties executive compensation directly to performance of the Company. In order to make the 1993 Plan more effective, and in order to permit certain cash award payments to be fully deductible for federal income tax purposes, the Board of Directors has unanimously approved, subject to shareholder approval, certain amendments to the 1993 Plan ("the Amendments"). The complete text of the Amendments is attached to this Proxy Statement as Annex A.

DESCRIPTION OF EXISTING PLAN

        GENERAL

        Persons eligible to participate in the 1993 Plan include all officers and key employees of the Company, including directors who are also salaried employees of the Company and its subsidiaries. The 1993 Plan is presently administered by the Executive Compensation Committee of the Board of Directors (the "Committee").

        The 1993 Plan presently provides the Committee broad discretion to fashion the terms of awards in order to provide eligible participants with incentives as the Committee deems appropriate. The 1993 Plan presently provides for the issuance of awards in a variety of forms, including:(i) restricted stock, (ii) incentive stock options, (iii) non-qualified stock options (incentive and non-qualified stock options are referred to collectively as "options"), (iv) stock appreciation rights, and (v) performance share and performance unit awards.

        The 1993 Plan presently provides for the grant of up to 2,000,000 shares of the Common Stock of the Company. Under certain circumstances, shares subject to an award that remain unissued upon termination of the award are available for additional awards under the 1993 Plan. In the event of a stock dividend, stock split, recapitalization or similar event, the Committee equitably adjusts the aggregate number of shares subject to the 1993 Plan, the number of shares subject to, or forming the basis for, each outstanding award and the exercise prices of outstanding options.

        The 1993 Plan may be amended, modified or terminated by the Committee. However, without shareholder approval, no such amendment, modification or termination may: (a) with limited exceptions, materially increase the total number of shares which may be issued, (b) materially modify the eligibility requirements for participation or (c) materially increase the benefits accruing to participants. Unless earlier terminated by the Board of Directors or shareholders, the issuance of awards under the 1993 Plan will cease as of January 1, 2003.

        TYPES OF AWARDS

        Stock Options. Stock options granted under the 1993 Plan provide for purchase of the Company's Common Stock at prices not less than 100% of the fair market value thereof on the date the option is granted (or such higher percentage of fair market value as may be required for the option to qualify as an incentive stock option if such option is to be an incentive stock option). No option granted may be exercisable later than the tenth anniversary date of its grant (or such shorter period as may be required to qualify the option as an incentive stock option if such option is to be an incentive stock option).

        Options granted under the 1993 Plan are to be exercisable at such times and subject to such restrictions and conditions as the Committee shall approve, but in no event may any option be exercisable prior to six months following its grant. Options may only be transferred under the laws of descent and distribution and may be exercisable only by the participant during the participant's lifetime. The exercise price is payable in cash or in shares of Common Stock of the Company having a fair market value equal to the exercise price or in a combination of cash and such shares. The Committee may also allow, along with other means of exercise, cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities laws. Upon the death, disability or retirement of a participant, all outstanding options immediately vest and become exercisable for the shorter of their remaining term or one year after termination of employment in the case of death or disability, and three years after termination of employment in the case of retirement. Upon termination of employment of a participant for any reason other than set forth in the preceding sentence, all options held by the participant which are not vested as of the effective date of termination are forfeited and options which are vested as of the effective date of termination may be exercised for three months following the effective date of termination of employment; provided, however, the Committee, in its sole discretion, may immediately vest all or any portion of the options of a participant which are not vested as of such date. If employment of a participant is terminated by the Company for cause, all outstanding options held by the participant are forfeited immediately to the Company and no additional exercise period is allowed, regardless of whether any of the options are vested.

        Stock Appreciation Rights. Stock appreciation rights ("SARs") granted under the 1993 Plan may take the form of Affiliated SARs, Freestanding SARs and Tandem SARs. Affiliated SARs may be granted in connection with a related option and are automatically exercised upon exercise of the related option, with a grant price being equal to the option price of the related options. Freestanding SARs may be granted independent of the grant of any option with a grant price at least equal to the fair market value of a share of Common Stock on the date of grant. Tandem SARs are granted in conjunction with a related option at a grant price equal to the option price of the related option. Either the option or the Tandem SAR will be adjusted for exercise of the other. The term of any SAR granted under the 1993 Plan may not exceed ten years.

        Upon exercise of a SAR, the participant will receive the difference between the fair market value of a share of Common Stock on the date of exercise and the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment due upon exercise of a SAR may be in cash, in shares of Common Stock having a fair market value equal to the value of the SAR being exercised, or partly in cash and partly in shares of Common Stock, as determined by the Committee in its discretion. The Committee may impose restrictions on the exercise of SARs. Upon the death, disability or retirement of a participant, all outstanding SARs shall immediately vest and shall be exercisable for the shorter of their remaining term or one year after termination of employment in the case of death or disability and three years after termination of employment in the case of retirement. Upon termination of employment of a participant for any reason other than set forth in the preceding sentence, all SARs held by the participant which are not vested as of the effective date of termination shall be forfeited and SARs which are vested as of the effective date of termination may be exercised for three months following the effective date of termination of employment; provided, however, that the Committee, in its sole discretion, may immediately vest all or any portion of the SARs of a participant which are not vested as of such date. If employment of a participant is terminated by the Company for cause, all outstanding SARs held by the participant are forfeited immediately to the Company and no additional exercise period is allowed, regardless of whether any of the SARs are vested. SARs may only be transferred under the laws of descent and distribution and shall be exercisable during his or her lifetime only by the participant.

        Restricted Stock. The Committee may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such terms and conditions (which may depend upon or be related to performance goals and other conditions) as the Committee shall determine in its discretion. Restricted stock awards may be made independently of or in connection with any other award under the 1993 Plan. Certificates for the shares of Common Stock covered by the award have appropriate restrictive legends placed on them with respect to such restrictions. Subject to the applicable restrictions, the grantee has the rights of a shareholder with respect to the restricted stock, including the right to vote and to receive dividends with respect to such shares. The shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable restriction period established by the Committee or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion. In addition, no restricted stock granted under the Plan may become vested in a participant sooner than six months following the date of its grant. In the event employment of a participant is terminated by reason of death, disability or retirement, all outstanding shares of restricted stock immediately become 100% vested as of the date of employment termination. In the event employment of a participant shall terminate for any other reason, all shares of restricted stock held by the participant which are not vested as of the effective date of termination of employment are immediately forfeited and returned to the Company; provided, however, that the Committee, in its sole discretion, has the right, except in the case of termination of employment for cause, to provide for the lapsing of restrictions on the restricted stock following employment termination, upon such terms and provisions as it deems proper.

        Performance Shares and Performance Units. The Committee may grant Performance Share and Performance Unit awards to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall in its discretion determine. The grantee of such awards receives payment of the value of a Performance Share or Performance Unit earned in cash or shares of Common Stock, or in a combination of cash and shares of Common Stock, which have an aggregate fair market value equal to the value of the earned Performance Shares or Performance Units at the close of the applicable performance period, in such combination as the Committee shall, in its sole discretion, determine. In the event the employment of a participant is terminated by reason of death, disability, retirement, or involuntary termination without cause during the performance period, the participant shall receive a prorated payout of the Performance Units and Performance Shares earned, which shall be determined by the Committee, in its sole discretion, and shall be based upon the length of time the participant held the award during the performance period and shall be further adjusted based upon the achievement of the pre-established performance goals. Such payment in the event of termination shall be made at the same time as payments are made to participants who did not terminate employment during the applicable performance period; provided, however, that the Committee, in its sole discretion, shall have the power to accelerate the payment of Performance Units and Performance Shares to participants whose employment has terminated. In the event that a participant's employment terminates for any reason other than the foregoing reasons, all Performance Units and Performance Shares are forfeited by the participant to the Company. Performance Units and Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. During the participant's lifetime, the participant's rights under the 1993 Plan are exercisable only by the participant.

        CHANGE IN CONTROL

        In the event that (i) any "person," including a "group," as such terms are defined under the Securities Exchange Act of 1934 (other than those persons in control of the Company as of January 1, 1993, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) acquires beneficial ownership of more than thirty percent of the outstanding shares of Common Stock, (ii) during any period of two consecutive years, there is a change in the majority of the members of the Board of Directors without approval of incumbent board members, (iii) the shareholders of the Company approve a plan of complete liquidation of the Company, an agreement for the sale or disposition of all or substantially all the Company's assets or a merger, consolidation or reorganization of the Company with or involving any other corporation, other than in a transaction that would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent at least fifty percent of the outstanding Common Stock of the Company immediately after such transaction, then any option or SAR outstanding under the 1993 Plan becomes fully vested and fully exercisable, any restriction periods and restrictions imposed on restricted stock lapse, the target value obtainable under all Performance Units and Performance Shares is deemed to have been fully earned for the entire performance period and the Committee may, in its discretion, make any other modifications to any awards as determined by the Committee to be appropriate before the effective date of such transaction.

        FEDERAL INCOME TAX CONSEQUENCES OF THE 1993 PLAN AWARDS

        General. The following brief description of the tax consequences of awards under the 1993 Plan is based upon present General Federal tax laws and does not purport to be a complete description of the Federal tax consequences of the 1993 Plan. The following discussion assumes that the restrictions on deductibility of compensation by the Company are not subject to or meet the requirements for an exception from the provisions of Section 162(m) of the Internal Revenue Code of 1986 (the "Code").

        There are generally no Federal tax consequences either to the optionee or to the Company upon the grant of an option. On exercise of an incentive stock option, the optionee will not recognize any income and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. Generally, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of common stock on the date of exercise over the option exercise price. Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the optionee will be treated as a capital gain. On exercise of a non-qualified stock option, the amount by which the fair market value of the common stock on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company. The disposition of shares of Common Stock acquired upon exercise of a non-qualified stock option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

        The grant of a SAR, Performance Share or Performance Unit award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a right or award, the grantee will recognize ordinary income equal to the fair market value of any shares of common stock and/or any cash received and the Company will be entitled to a tax deduction in the same amount. An award of restricted shares of Common Stock will not result in income for the grantee or in a tax deduction for the Company until such time as the shares are no longer subject to forfeiture unless the grantee elects otherwise. At that time, the grantee generally will recognize ordinary income equal to the fair market value of the shares less any amount paid for them and the Company will be entitled to tax deduction in the same amount. Dividends paid on forfeitable restricted shares are treated as compensation for Federal tax purposes.

        Performance Measures. Under Section 162(m) of the Code, in order for awards under the 1993 Plan to certain specified persons (generally the person serving as chief executive officer at the end of the Company's fiscal year and the four other most highly compensated officers at such time (each, a "Covered Employee") to be fully deductible by the Company for federal income tax purposes, in the event the total compensation paid to a Covered Employee exceeds $1 million dollars during the Company's fiscal year, awards under the 1993 Plan to such Covered Employees (other than stock options the value of which is based solely on the increase in the value of the stock after the date of the grant or the award) must be paid solely on account of attainment of one or more pre-established, objective performance goals. The 1993 Plan provides that until the shareholders approve a change in the general performance measures set forth in the 1993 Plan, awards granted to Covered Employees designed to qualify for the performance-based exception under Section 162(m) of the Code shall be based upon one or more of the following performance measures selected by the Committee; return on equity; earnings per share; operating cash flow; income before taxes; net income; return on revenue; total shareholder return; and stock price appreciation of the Company's Common Stock.

        The Committee maintains full discretion with respect to the performance targets to be established with respect to the performance measure or measures chosen from among the foregoing authorized performance measures. Under the 1993 Plan, as more particularly described under the caption "EXECUTIVE COMPENSATION - EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION - LONG-TERM INCENTIVE PLAN," the Company presently utilizes only stock options and Performance Units under the 1993 Plan in connection with the Company's Executive Incentive Program. The existing Performance Units awarded under the 1993 Plan utilize total shareholder return to measure performance. While the Committee does not presently anticipate changing total shareholder return as the performance measure used with respect to Performance Units granted under the 1993 Plan, the Committee is permitted under the 1993 Plan to choose a different performance measure from among those authorized with respect to awards under the 1993 Plan granted to Covered Employees designed to qualify for the performance-based exception to Section 162(m) of the Code. The 1993 Plan also provides that, while it is expected that awards made under the 1993 Plan will generally be made in a manner which will allow for full deductibility of such awards under Section 162(m) of the Code, the Committee retains discretion to determine that awards under the 1993 Plan shall not be made in such a manner. In addition, the 1993 Plan also provides that if Section 162(m) of the Code is amended to provide greater flexibility with respect to awards made under the 1993 Plan, the Committee has the authority to make adjustments to such awards as it deems appropriate.

DESCRIPTION OF THE AMENDMENTS TO THE 1993 PLAN

        The following discussion summarizes the terms of the Amendments to the 1993 Plan. The Amendments will become effective immediately upon their adoption by the shareholders of the Company.

        Number of Shares Issuable Under 1993 Plan. The Board of Directors has determined that, in order to provide the Company with necessary flexibility in attracting, retaining and motivating key employees, the aggregate number of shares of Common Stock of the Company authorized for issuance under the 1993 Plan and, as described below under the caption "Individual Award Limits," the maximum awards to any individual participant, should be increased. Accordingly, the Amendments increase the aggregate number of shares of Common Stock authorized for issuance under the 1993 Plan from 2,000,000 to 4,000,000 shares, no more than 750,000 shares of which may be issued in the form of Restricted Shares, subject, as provided in the 1993 Plan, to adjustment in the event of a recapitalization, stock dividend, stock split or similar event. As of March 4, 1998, 50,840 shares of Common Stock had been issued pursuant to the 1993 Plan and there were outstanding under the 1993 Plan options to acquire 1,448,800 shares of the Common Stock of the Company.

        Addition of Cash Awards to 1993 Plan. As part of its total executive compensation program, the Company presently maintains a short-term incentive plan (see "EXECUTIVE COMPENSATION - EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION - SHORT-TERM INCENTIVE PLAN") (the "Short-Term Incentive Plan"). While compensation previously paid under the Short-Term Incentive Plan has not been affected by the limitations on deductibility under Section 162(m) of the Code, the Board of Directors has determined that it is advisable to make awards under the Short-Term Incentive Plan subject to the provisions of the 1993 Plan in order to make such awards eligible for the exception for "performance-based" compensation under Section 162(m) of the Code. Accordingly, the Amendments will amend the 1993 Plan in several respects to provide generally for the issuance of "Cash-Based Awards" and the method of payment of such awards. Each "Cash-Based Award" shall have a target dollar amount, as determined by the Committee, and shall be generally treated for purpose of the 1993 Plan in a manner substantially similar to the manner in which awards of Performance Units and Performance Shares are treated for purposes of the manner and timing of payment, treatment in the event of a change in control of the Company and the termination of awards in the event of the death, disability, retirement, or termination of employment of the participant.

        In connection with the authorization of Cash-Based Awards, the Amendments add to the 1993 Plan an additional performance measure which may be selected by the Committee for purposes of determining whether an award has been earned - return on assets employed - which is the measure presently being utilized with respect to determining the amount of an award earned under the Short-Term Incentive Plan.

        Individual Award Limits. In order for awards paid to Covered Employees under the 1993 Plan to be fully tax deductible under Section 162(m) of the Code, the 1993 Plan must provide for limitations on the size or amount of awards which may be made to a participant during specified time periods. The Amendments amend section 4.1(b) of the 1993 Plan to change the existing limitations on awards to individual participants under the 1993 Plan to the following:

        (i) A participant may not be awarded stock options to acquire more than 500,000 shares of Common Stock during any fiscal year of the Company. The 1993 Plan presently limits a participant to receipt of options to acquire 50,000 shares of Common Stock during any fiscal year of the Company.

        (ii) A participant may not be granted SARs with respect to more than 500,000 shares of Common Stock during any fiscal year of the Company. The 1993 Plan presently limits a participant to receipt of SARs with respect to 50,000 shares of Common Stock during any fiscal year of the Company.

        (iii) A participant may not be granted more than 200,000 shares of restricted stock during any fiscal year of the Company. The 1993 Plan presently limits a participant to the receipt of grants with respect to 50,000 shares of restricted stock during any fiscal year of the Company.

        (iv) A participant may not be granted Performance Shares, Performance Units or Cash-Based Awards during any fiscal year of the Company having a maximum aggregate payout, measured at the time such awards are granted, in excess of the value of 200,000 shares of Common Stock of the Company on the date of grant. The 1993 Plan presently provides that a participant may not be granted Performance Shares or Performance Units with respect to performance periods ending during or concurrently with the end of any fiscal year of the Company which, measured at the times such awards are granted, when aggregated with the value of all other awards previously granted with respect to such performance periods (determined at the time such other awards were granted), have a maximum value (with respect to Performance Units) or a fair market value on the date of grant, determined in accordance with the provisions of the 1993 Plan (with respect to Performance Shares) in excess of $700,000. Because Cash-Based Awards were not previously subject to the provisions of the 1993 Plan, there are at present no limitations in the 1993 Plan on the value or amount of Cash-Based Awards which may be granted to a participant during any fiscal year of the Company.

        Such limits constitute separate limits as to each participant with respect to each type of award. Accordingly, a participant is permitted to receive grants of awards of each type up to the limitations specified on grants of such awards with respect to each period specified, without regard to whether the participant has received a grant of another type of award with respect to such period.

        The 1993 Plan states that these share limits or the size of individual awards are to be appropriately adjusted in the event of a recapitalization, stock dividend, stock split, or similar event.

        Exercise of Options. The Amendments remove the requirement under the 1993 Plan that an option granted under the 1993 Plan may not become exercisable prior to six months following the date of its grant. This provision was included in the 1993 Plan to comply with the requirements for exempting transactions pursuant to the 1993 Plan from the "short-swing" profit provisions of Section 16(b) of the Securities Exchange Act of 1934. Such provision is no longer required to be contained in the 1993 Plan in order for transactions under the 1993 Plan to qualify for such exemption and has been deleted.

        Deferral of Payment of Awards. The Amendments amend the 1993 Plan to permit the Committee to require participants to defer receipt of payment or delivery of shares under the 1993 Plan under such rules and procedures as the Committee may determine. The 1993 Plan presently allows the Committee to permit, but not require, such deferrals.

        PLAN BENEFITS

        No payments of Performance Units were made under the 1993 Plan with respect to the three-year award period ended January 3, 1998. The number of Performance Units awarded under the 1993 Plan to the individuals named in the Summary Compensation Table appearing elsewhere in this Proxy Statement in the last fiscal year of the Company is described more fully under the caption "EXECUTIVE COMPENSATION - LONG-TERM INCENTIVE PLAN AWARDS IN 1997" of the Proxy Statement below. The number of Performance Units and the target value awarded under the 1993 Plan to the Executive Group, the Non-Executive Director Group and the Non-Executive Officer Employee Group in the Last fiscal year were 859,133 units and $859,133, 0 units and $0, and 0 units, and $0, respectively. The threshold value of the payouts of such awards and the maximum value of the payouts of such awards are 25% and 200%, respectively, of the target value of such awards.

        Information concerning stock options under the 1993 Plan that were awarded during fiscal year 1997 under the 1993 Plan to such individuals is described more fully under the caption "EXECUTIVE COMPENSATION -
OPTIONS/SAR GRANTS IN 1997" of the Proxy Statement below. The number of options granted under the 1993 Plan to the Executive Group, the Non-Executive Director Group and the Non-Executive Officer Employee Group in the last fiscal year was 67,100, 0, and 213,600, respectively. All options granted to persons in such groups have an exercise price per share of $30.875 and an expiration date of January 24, 2007.

        Information concerning Short-Term Incentive Plan payments awarded to individuals named in the Summary Compensation Table appearing elsewhere in this Proxy Statement in the last fiscal year of the Company is described more fully under the caption "EXECUTIVE COMPENSATION - SUMMARY COMPENSATION TABLE" of the Proxy Statement below. The amount of Short-Term Incentive Plan payments awarded in the last fiscal year of the Company to the Executive Group, the Non-Executive Director Group and the Non-Executive Officer Employee Group were $188,200, $0, and $602,400, respectively.

        VOTE REQUIRED; RECOMMENDATION

        The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock represented in person or by proxy at the annual meeting is necessary to approve adoption of the Amendments. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES

        The 1993 Plan is a key component of the Executive Incentive Program (the "Program") which encompasses all elements of compensation. The goals of the Program are to support our overall objectives of enhancing shareholder value, maintaining and improving our quality standards and maximizing our competitive advantage resulting from vertical integration. This is accomplished through the following practices:



        1) Hiring and retaining the caliber of executive talent needed to manage the Company currently as well as to position it strategically for the future. A management team that is both stable and performance-oriented, with a focus on teamwork, is critical to our success;

        2) Having a pay-for-performance philosophy throughout the Company that integrates our compensation program with annual and long-term strategic planning and that links incentive compensation not only to Company performance but also to individual and overall market performance;

        3) Enhancing the pay-for-performance philosophy by placing a substantial portion of pay for senior executives "at-risk"; and

        4) Establishing the proper mix of program elements to appropriately balance our financial, quality, customer, and strategic goals for both the short-term and long-term.

        The Program is designed to optimize the connection between executive pay, corporate strategy and return to shareholders. Specifically, the Program is intended to meet these objectives:

              - Establish target awards

              - Set corporate and business unit goals in concert with the strategic planning process

              - Communicate award opportunities in advance

              - Focus executives' actions on appropriate needs and reward true success

              - Motivate participants

        The Executive Compensation Committee (the "Committee") believes these objectives are met by the Program.

ELEMENTS OF THE PROGRAM

        The Program is comprised of the following elements:
                Base salaries;
                Short-term incentives; and
                Long-term incentives.

        The following describes the elements of the Program, as well as the 1993 Plan, in more detail.

BASE SALARIES

        The Company's practice is to target base salaries for executives at the 50th percentile of the market. For salary comparison purposes, the "market" includes companies in the Company's industry, in similar industries and those with headquarters in smaller cities. The companies used for this market analysis of compensation are different than those included in the Value Line Apparel Index shown in the performance graph contained in this Proxy Statement. The Committee believes the market for executive talent extends beyond the textile and apparel industry and includes individuals whose experience includes a manufacturing focus similar to the Company's. In addition, due to the Company's location, the Committee does not believe market compensation amounts for executives should be influenced by compensation at companies in areas with higher costs of living.

        In deciding the amount of specific salary increases, factors such as overall responsibility, tenure, internal equity, market levels of pay, and, most importantly, job performance, are considered. No specific weighting is assigned to these factors. Salaries for executive officers were essentially at market during 1997.

        To ensure that executive salary levels continue to reflect the Committee's philosophy, the Company intends to periodically conduct similar pay comparisons, and did so in early 1997. The Committee believes that maintaining competitive compensation will ensure that the Company has the executive management expertise required for the future. Considering the entire compensation package, the Committee believes that targeting base salaries at the 50th percentile of the market is a key element in the overall program to attract and retain talented executives.

SHORT-TERM INCENTIVE PLAN

        The Program is designed to motivate participants to achieve predetermined goals for Return on Assets Employed ("ROAE") and quality. The Committee believes the Program's performance orientation represents an improvement over other plans used in prior years. Specifically, the short-term incentive program includes the following elements:

        1) Eligible participants include not only executives but also other employees who fulfill key roles in the Company;

        2) Target awards are established at the beginning of the year to motivate participants and guide their efforts; and

        3) Cash awards that reflect ROAE, quality and individual performance results for the year are paid after the end of the year.

        The plan's financial performance measure, ROAE, is measured at the overall level for executives in corporate staff and manufacturing positions. For this purpose, ROAE is defined as (a) net income before taxes and interest, divided by (b) the sum of assets used in the business.

        Target awards for executive officers are based upon the median of the competitive market (as described in "Base Salaries" above). In assigning target awards, the relative responsibility of each position also is considered. Based upon this, target awards for some positions may be adjusted, on a subjective basis, to be slightly above or below market levels. Executives at the business unit level are measured on ROAE results at the single business unit level, with a 75% weighting. Based upon their respective business unit, the executives' remaining 25%of the financial performance portion of the award is based either upon overall corporate ROAE results, or upon ROAE results for a combination of select business units.

        Target level awards are paid if the target ROAE goal is achieved. In addition, if actual ROAE results are less than target ROAE but equal a predetermined threshold, awards will be paid at one-half of target amounts. If actual ROAE results are greater than target ROAE and equal or exceed a predetermined maximum, awards will be paid at one and one-half times target amounts. Awards for performance between these levels are made based upon an interpolation within the range. Each award is paid at 120% of the amount derived from this formula, but a participant's award is subject to downward adjustment if the participant's performance evaluation, including contribution to achieving the Company's quality goals, is less than "outstanding."

        Incentive awards for three of the executives named in the Summary Compensation Table in this Proxy Statement were based solely upon overall corporate ROAE results. The incentive awards for the other executives were based upon business unit ROAE results and ROAE results for a combination of business units. Adjustments based upon individual performance were made to the payouts for certain of the named officers in accordance with the provisions of the plan.

        For 1997, the Executive Compensation Committee determined that corporate ROAE performance was below the threshold level goal. For this reason, three of the named executive officers received no awards. ROAE results for the business unit under the supervision of one of the named executive officers were above threshold but below target and results of one executive's business unit were at maximum. In addition, awards for each of these executives were adjusted for individual performance. Payments made to the named executives shown in the Summary Compensation Table elsewhere in this Proxy Statement reflect these results.

LONG-TERM INCENTIVE PLAN

        The long-term incentive element of the 1993 Plan includes a variety of stock based performance awards. The Committee presently intends that long-term incentives be granted in the form of stock options and, for corporate officers only, performance units. The Committee intends to balance the short-term incentive payments with long-term stock options and performance units to reward executives and key employees when superior returns are provided to shareholders.

        With these elements, the Committee believes it has established a strong link between the participants' long-term financial interests and the long-term interests of our shareholders in the following manner:

        1) Stock Options. Pay will be closely aligned with return to shareholders since no benefit is received by participants unless the stock price increases.

        2) Performance Units. The long-term incentive element of the 1993 Plan focuses on the Company's Total Shareholder Return ("TSR"), relative to both a broad market index (the S&P Industrials) as well as to the Company's historical performance. TSR includes stock price increases plus dividends, divided by beginning stock price for the period of measurement. When the Company's TSR is at the median of the S & P Industrials, and also at a predetermined absolute level, target awards will be paid.

        Stock option grants have been a component of previous incentive programs. Under the 1993 Plan, the Committee made grants of stock options and performance units to executive officers during 1997. Award sizes for each position are below the median of the competitive market described under "Base Salaries" above. The economic value of the total long-term grants comes half from stock options and half from performance units. The Committee worked with an independent consultant when this plan was designed to determine these values and the resulting award sizes. In making these grants, the Committee's intent was to make awards that were competitive with the market on an annualized basis. For this reason, the Committee did not consider existing stock holdings of executives, or prior grants, in deciding the number of stock options or performance units to grant to an executive officer. These awards are consistent with the Committee's goals for the overall compensation program.

        Payment of performance units would be made depending upon the measurement of the Company's TSR over a three-year period, with a new three-year period beginning each fiscal year. The primary comparison would focus on the Company's TSR against that of the S & P Industrials Index (the "Index"). A secondary comparison against the Company's historical performance could result in a maximum reduction of 50% of awards otherwise earned. (The Committee's determination of the amount of target awards is discussed above.) This secondary comparison focuses on TSR for the period of measurement against the Company's own historical performance.

        Preliminary awards will be based upon comparing the Company's actual
TSR for a three-year performance period to the TSRs of each company in the Index. If the Company's TSR ranks at the median of the Index companies, target awards will be earned. If the Company's TSR is at a predetermined maximum percentile (the 90th percentile), maximum awards (at two times target) will be earned. Minimum non zero awards, at 50% of target awards, will be earned if the Company's TSR is at a predetermined threshold percentile (the 33rd percentile). If the Company's TSR ranks above threshold but below median, or above median but below maximum, awards earned for performance between points will be interpolated on a straight-line basis.

        Next, the Company's actual TSR for the three-year period will be compared against an absolute benchmark established at the inception of the plan determined by using the Company's historical performance and the historical performance of the Index. If the Company's actual three-year TSR is at or above this absolute level, the preliminary awards earned based upon the relative TSR comparison will be paid. However, if actual TSR is below this benchmark, preliminary awards earned may be reduced by a maximum of 50%.

        By measuring relative TSR, the Committee believes this plan rewards executives for their contributions to Company performance, isolated from broad stock market performance. By measuring absolute TSR, the Committee believes this plan rewards executives appropriately based upon actual returns received by shareholders.

        The third three-year performance cycle for the performance unit plan included the years 1995 through 1997. Because the Company's three-year TSR was below the 33rd percentile TSR of the Index companies, no awards were earned for this plan cycle.

SPECIFICS OF 1997 CEO COMPENSATION

        During 1997, the compensation of the Chief Executive Officer, Mr. Adams, consisted of the following:

        Base salary of $600,000 was derived by reference to executive pay at the market companies described earlier in this report. This amount is essentially at the median base salary for the market. Mr. Adams' salary increase from 1996 to 1997 was intended to move him closer to the market median amount. Although no one factor was weighted more than any other by the Committee, this increase generally was based upon the Committee's assessment of his performance during 1996 and his contributions to the performance of the Company. In assessing Mr. Adams' performance, the Committee considered a number of corporate performance measures, including increase in revenue, net income, return on assets, earnings per share, and stock price performance. The Committee evaluates these factors subjectively in making decisions about Mr. Adams' base salary.

        For 1997, Mr. Adams' annual incentive target award remained at 60% of salary, as in prior years. Because corporate ROAE was below the threshold performance level established, Mr. Adams received no bonus payment for 1997 performance.

        Mr. Adams' stock option grant during 1997 was 19,400 shares. The number of stock options granted to Mr. Adams was determined in the same manner as stock option grants to all other executive officers. For a discussion of the Committee's determination of the number of stock options granted to a named executive officer, see the discussion above under the caption "Long-Term Incentive Plan."

        Mr. Adams also received a grant of performance units at a target award level equal to 45% of base salary. The performance period over which these units can be earned is 1997 through 1999. As noted earlier, no performance unit awards were earned for the 1995-1997 plan cycle.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended, Congress has limited to $1 million per year the tax deduction available to public companies for certain compensation paid to designated executive officers. The regulations under such section provide an exception from this limitation for certain performance-based compensation, assuming that various requirements are met, and provide for certain transition rules. The Board of Directors has proposed certain amendments to the 1993 Plan for consideration by the shareholders at the Annual Meeting designed to permit Short Term Incentive Plan awards to continue to comply with the exceptions for performance-based compensation to the limits on deductibility of executive compensation under
Section 162(m). To the extent feasible, the Committee intends that awards of compensation under the Program to its executive officers will qualify for deductibility under Section 162(m), but the Committee and the Board of Directors of the Company reserve the right, in light of the overall goals and objectives of the Company, to exceed such limitations if doing so is determined to be in the best interests of the Company and its shareholders.

                                           Executive Compensation Committee
                                           C.V. Nalley III, Ronald G. Bruno,
                                           Herschel M. Bloom

                       COMPARATIVE FIVE-YEAR TOTAL RETURNS
              RUSSELL CORPORATION, S&P 500, VALUE LINE APPAREL INDEX
                      PERFORMANCE RESULTS THROUGH 12/31/97


                                    [GRAPH]


                     VALUE OF $100 INVESTED ON 12/31/92 AT:

                            1992      1993      1994      1995      1996      1997
------------------------------------------------------------------------------------

Russell Corporation        $100.00   $ 91.20   $102.71   $ 92.40   $100.77   $ 91.61
S&P 500                     100.00    110.09    111.85    153.80    189.56    252.82
Value Line Apparel Index    100.00     92.97    102.43    112.34    153.85    179.48
------------------------------------------------------------------------------------


NOTES
1) Assumes that the value of the investment in the Company's Common Stock and in each index was $100 on the last trading day preceding the first day of the fifth preceding fiscal year and that all dividends were reinvested.

2) The Value Line Apparel Index presently includes: Farah, Inc.; Fruit of the Loom, Inc.; Oshkosh B'Gosh, Inc.; Hartmarx Corporation; Jones Apparel Group; Kellwood Company; Liz Claiborne, Inc.; Nautica Enterprises, Inc.; Oxford Industries, Inc.; Phillips-Van Heusen Corporation; St. John Knits, Inc.; Tommy Hilfiger Corp.; Tultex Corporation; VF Corporation; Warnaco Group, Inc.; and the Company.

SUMMARY COMPENSATION TABLE

        The following information is furnished for the years ended January 3, 1998, January 4, 1997, and December 30, 1995 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during 1997 whose salary and bonus exceeded $100,000.


                                     ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                  -------------------------          ----------------------------

                                                                          AWARDS         PAYOUTS
                                                                         --------       --------
   NAME AND                                              OTHER      RESTRICTED
   PRINCIPAL                                            ANNUAL(R)     STOCK      OPTIONS/    LTIP     ALL OTHER
   POSITION             YEAR      SALARY    BONUS(A) COMPENSATION     AWARDS       SAR'S     PAYOUTS COMPENSATION
-----------------------------------------------------------------------------------------------------------------

John C. Adams           1997    $600,000   $     --      $14,616         --        19,400        --         --
  Chairman,             1996     551,000    285,000        8,597         --        19,800        --         --
  President             1995     540,000         --        6,187         --        18,000        --         --
  and CEO

James D. Nabors         1997     330,000         --          502         --         6,900        --         --
  Exec. V. P.           1996     309,667    120,000          627         --         7,200        --         --
  and CFO               1995     304,000         --           --         --         6,600        --         --

JT Taunton, Jr.         1997     290,000         --           --         --         6,100        --         --
  Exec. V.P. - Sales    1996     265,000    105,000           --         --         6,200        --         --
  and Marketing         1995     261,000         --           --         --         5,600        --         --

W.J. Spires, Jr.        1997     220,000     84,200           --         --         3,600        --         --
  President - Cross     1996     193,333     21,000           --         --         3,600        --         --
  Creek Apparel, Inc.   1995     185,000         --           --         --         3,400        --         --

Dale W. Wachtel         1997     210,000    104,000           --         --         2,700        --         --
  President -           1996     188,433     94,200           --         --         2,700        --         --
  Russell Athletic      1995     185,956         --           --         --         2,500        --         --


(A) Bonus payments are reported for the year in which related services were performed.
(B) Value of personal use of aircraft.

OPTION/SAR GRANTS IN 1997

        The following information concerns grants of incentive stock options to the named executives for the year ended January 3, 1998. No SAR grants were made during such fiscal year.

-----------------------------INDIVIDUAL GRANTS(1)----------------------               POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                   NUMBER OF                                                         ANNUAL RATES OF STOCK
                   SECURITIES       % OF TOTAL                                         PRICE APPRECIATION
                   UNDERLYING      OPTIONS/SARS                                         FOR OPTION TERM
                  OPTIONS/SARS       GRANTED         EXERCISE                      ------------------------------
                    GRANTED       TO EMPLOYEES        PRICE         EXPIRATION
NAME                IN 1997          IN 1997        PER SHARE          DATE             5%             10%
----------------  ------------    -------------     ---------       -----------    -------------  ---------------
John C. Adams        19,400           6.91          $30.875          1/24/07        $262,288       $772,120
James D. Nabors       6,900           2.46           30.875          1/24/07          93,288        274,620
JT Taunton, Jr.       6,100           2.17           30.875          1/24/07          82,472        242,780
W.J. Spires, Jr.      3,600           1.28           30.875          1/24/07          48,672        143,280
Dale W. Wachtel       2,700           0.96           30.875          1/24/07          36,504        107,460

(1) The stock options were granted at an exercise price equal to the fair market value of the Company's common stock on the date of the grant. The stock options become exercisable in full on the second anniversary of the grant. No other instruments were granted in tandem with the options, nor do they carry either reload or tax reimbursement features.

AGGREGATED OPTION/SAR EXERCISES IN 1997 AND YEAR-END VALUE TABLE

        The following information is furnished for the year ended January 3, 1998, with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for stock option exercises which occurred during fiscal 1997.


                                                             NUMBER OF                  VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                       SHARES                              AT JANUARY 3, 1998            AT JANUARY 3, 1998 (2)
                      ACQUIRED          VALUE         ----------------------------  ----------------------------
NAME                ON EXERCISE       REALIZED(1)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------      -------------     -------------    -------------  -------------  -------------  -------------
John C. Adams             --           $    --            80,000        19,000         $9,625          $      --
James D. Nabors           --                --            37,000         6,900          8,750                 --
JT Taunton, Jr.        1,700            26,350            24,000         6,100          4,450                 --
W.J. Spires, Jr.       3,500            64,313            19,700         8,200          6,300                 --
Dale W. Wachtel        1,000            14,000            15,900         2,700          5,075                 --



(1) This amount represents the aggregate of the market value of the Company's Common Stock at the time each option was exercised, less the exercise price for such option.

(2) This amount represents the aggregate of the number of options multiplied by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange, Inc. on January 2, 1998, less the exercise price for such option.

LONG-TERM INCENTIVE PLAN AWARDS IN 1997

        The 1993 Executive Long-Term Incentive Plan provides for the award of long-term cash incentives to officers of the Company. Performance Units may be awarded based upon achievement of target goals over a three year period. Performance Units were awarded in accordance with the following schedule:

                                      PERFORMANCE
                     NUMBER OF        OTHER PERIOD             ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                     SHARES,             UNTIL                              PRICE-BASED PLANS
                    UNITS OR          MATURATION        -----------------------------------------------------
NAME                OTHER RIGHTS      OR PAYOUT         THRESHOLD               TARGET              MAXIMUM
-------------      -------------      -------------     -------------      -------------      -------------
John C. Adams         270,000          1997-1999         $67,500              $270,000            $540,000
James D. Nabors        99,000          1997-1999          24,750                99,000             198,000
JT Taunton, Jr.        87,000          1997-1999          21,750                87,000             174,000
W.J. Spires, Jr.       44,000          1997-1999          11,000                44,000              88,000
Dale W. Wachtel        42,000          1997-1999          10,500                42,000              84,000


        Performance units are earned based upon Company Total Shareholder Return ("TSR") relative to a peer group, the S & P Industrials. Threshold, target and maximum awards are earned when TSR is at the 33rd percentile, the median percentile or the 90th percentile of the peer group. Awards earned based upon relative TSR performance may be decreased by up to 50% if the Company's absolute TSR for the performance period is less than a predetermined level.

        For further discussion of the 1993 Executive Long-Term Incentive Plan, see the discussion above under the captions "PROPOSED AMENDMENTS TO THE RUSSELL CORPORATION 1993 EXECUTIVE LONG-TERM INCENTIVE PLAN" AND "EXECUTIVE COMPENSATION
- EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION - LONG-TERM INCENTIVE PLAN".

                                  PENSION PLAN

        Officers of the Company are covered by the Russell Corporation Revised Pension Plan (the "Plan"), a defined benefit plan covering all employees of the Company. The amount of contributions made by the Company to the Plan is not reflected in the cash compensation table above, since the amount of the contribution with respect to a specified person is not and cannot readily be separately or individually calculated by the regular actuaries for the Plan.

        Benefits under the Plan are based upon years of credited service at retirement and upon "Final Average Earnings," which is the average base compensation for the highest sixty consecutive months out of the final 120 months of employment. This compensation consists only of salary and excludes any bonus and any form of contribution to other benefit plans or any other form of compensation. Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continue for the life of the employee (and his spouse, if any) or in accordance with other elections permitted by the Plan.

        On January 26, 1994, the Board of Directors adopted a supplemental retirement plan covering any participant's compensation in excess of the limitation amount specified in Section 401 et seq., of the Internal Revenue Code. This plan is a non-qualified plan, thereby rendering any benefits subject to claims of general creditors and not deductible until paid.

        The following table presents estimated annual benefits payable from the Plan and the supplemental retirement plan mentioned above upon normal or delayed retirement to participants in specified remuneration and years-of-credited service classifications. The amounts shown assume the current maximum social security benefit and that the participant has elected for benefits to be payable for a single life only.

                               PENSION PLAN TABLE

                                               YEARS OF CREDITED SERVICE
         5 YEAR AVERAGE     ----------------------------------------------------------
         REMUNERATION          15       20       25         30         35         40
        ----------------    -------  -------  -------    -------    -------    -------
         $ 150,000          $23,612  $ 31,483  $ 39,354   $ 47,225   $ 55,096   $ 59,221
           175,000           27,737    36,983    46,229     55,475     64,721     69,533
           200,000           31,862    42,483    53,104     63,725     74,346     79,846
           225,000           35,987    47,983    59,979     71,975     83,971     90,158
           250,000           40,112    53,483    66,854     80,225     93,596    100,471
           300,000           48,362    64,483    80,604     96,725    112,846    121,096
           350,000           56,612    75,483    94,354    113,325    132,096    141,721
           400,000           64,862    86,483   108,104    129,725    151,346    162,346
           450,000           73,112    97,483   121,854    146,225    170,596    182,971
           500,000           81,362   108,483   135,604    162,725    189,846    203,596
           600,000           97,862   130,483   163,104    195,725    228,346    244,846
           700,000          114,362   152,483   190,604    228,725    266,846    286,096
           800,000          130,862   174,483   218,104    261,725    305,346    327,346
           900,000          147,362   196,483   245,604    294,725    343,846    368,598
         1,000,000          163,862   218,483   273,104    327,725    382,346    409,846

        Years of service credited under the plan for individuals shown in the summary compensation table on page 17 are as follows: Mr. Adams, 21 years; Mr. Nabors, 27 years; Mr. Taunton, 22 years; Mr. Spires, 26 years; and Mr. Wachtel, 21 years.

                               STOCK OPTION PLANS

        The Company has previously adopted the 1978 Stock Option Plan and the 1987 Stock Option Plan (the "Stock Option Plans") pursuant to which the Company grants to key employees of the Company either incentive stock options ("ISO's") or nonqualified stock options ("NQSO's"). The term of the options cannot exceed ten years from the date of grant, and the option price must equal fair market value of the shares covered at the time of grant. No further options are subject to being granted under the Stock Option Plans.

        The 1993 Executive Long-Term Incentive Plan (the "1993 Plan") previously discussed herein is a flexible plan which gives the Executive Compensation Committee broad discretion to fashion the terms of awards in order to provide eligible participants with stock based incentives as the Committee deems appropriate. It permits the issuance of awards in a variety of forms, including:
(a) restricted stock (b) incentive stock options (c) non-qualified stock options
(d) stock appreciation rights and (e) performance share and performance unit awards.

        The 1993 Plan presently provides for the grant of up to 2,000,000 shares of the Common Stock of the Company, which amount will be increased to 4,000,000 shares of Common Stock if the proposed amendments to the 1993 Plan previously discussed herein are approved by the shareholders. Issuance of awards under the 1993 Plan will cease as of January 1, 2003.

                                  OTHER MATTERS

        The Board of Directors of the Company does not know at this time of any other matters to come before the Annual Meeting.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth each person who, to the Company's knowledge, had sole or shared voting or investment power over more than five percent of the outstanding shares of Common Stock of the Company as of March 4, 1998.

         NAME AND ADDRESS                        AMOUNT AND NATURE OF              PERCENT
        OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP              OF CLASS
--------------------------------                 --------------------              --------
Edith L. Russell                                  4,686,320 shares (1)              12.85
755 Lee Street
P.O. Box 272
Alexander City, Alabama  35011-0272

Benjamin Russell                                  5,890,186 shares (2)(7)           16.15
755 Lee Street
P.O. Box 272
Alexander City, Alabama  35011-0272

Roberta A. Baumgardner                            8,061,606 shares (3)              22.11
755 Lee Street
P.O. Box 272
Alexander City, Alabama  35011-0272

Helen Alison                                      2,064,192 shares (4)               5.66
755 Lee Street
P.O. Box 272
Alexander City, Alabama  35011-0272

Nancy R. Gwaltney                                 4,677,642 shares (5)              12.83
755 Lee Street
P.O. Box 272
Alexander City, Alabama  35011-0272

Merrill Lynch Asset Management, L.P.              2,327,174 shares (6)               6.38
800 Scudders Mill Road
Plainsboro, New Jersey  08536


(1) Includes 10,000 shares as to which Mrs. Russell has sole voting and investment power, and 4,676,320 shares as to which she has shared voting and investment power consisting of 731,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mrs. Russell is one of nine directors, and 3,945,024 shares held of record and beneficially owned by a trust created under the will of Benjamin C. Russell of which Mrs. Russell is one of four trustees. The trustees of the trust created under the will of Benjamin C. Russell can invade the corpus of the trust for the benefit of Mrs. Russell.

(2) Includes 988,866 shares as to which Mr. Russell has sole voting and investment power and 4,901,320 shares as to which he has shared voting and investment power. See Note (5) on page 3.

(3) Includes 1,321,094 shares as to which Mrs. Baumgardner has sole voting and investment power and 6,740,512 shares as to which she has shared voting and investment power, consisting of 731,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mrs. Baumgardner is one of nine directors; 3,945,024 shares held of record and beneficially owned by a trust created under the will of Benjamin C. Russell of which Mrs. Baumgardner is one of four trustees; and 2,064,192 shares held by the estate of J.
        C. Alison of which Mrs. Baumgardner is one of three co-executors.

(4) Includes 2,064,192 shares held by the estate of J. C. Alison, of which Mrs. Alison is one of three co-executors and with respect to which Mrs. Alison has shared voting and investment power.

(5) Includes 731,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mrs. Gwaltney is one of nine directors; 3,945,024 shares held by a trust created under the will of Benjamin C. Russell of which Mrs. Gwaltney is one of four trustees; and 1,322 shares as to which Mrs. Gwaltney has sole voting and investment power.

(6) Information contained in Schedule 13G filed with the Company on February 6, 1998. The Schedule 13G states that Merrill Lynch Asset Management, L.P. has sole voting power with respect to no shares, sole dispositive power with respect to no shares and shared voting and dispositive power with respect to 2,327,174 shares.

(7)     See Note (6) on page 3.

                        SECURITY OWNERSHIP OF MANAGEMENT

                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                       -----------------------------------------
                                       SOLE VOTING    OPTIONS
                                       AND            EXERCISABLE        OTHER             PERCENT
                                       INVESTMENT     WITHIN             BENEFICIAL        OF
NAME OF INDIVIDUAL OR GROUP            POWER          60 DAYS            OWNERSHIP         CLASS
----------------------------           -----------------------------------------------------------
John C. Adams                            49,538        80,000            627,223 (1)(2)     2.08
James D. Nabors                          31,431        37,000          1,364,649 (2)(3)     3.93
Tim Lewis                                   100(7)          0                  0               -
Herschel M. Bloom                         5,734(7)          0                  0             .02
C.V. Nalley III                           1,000(7)          0                  0               -
Ronald G. Bruno                           6,268(7)          0                  0             .02
John A. White                             2,000(7)          0                  0             .01
John R. Thomas                          106,635(7)          0            490,121(4)(6)      1.64
Benjamin Russell                        988,866(7)          0          4,901,320(5)        16.15
Margaret M. Porter                        1,100(7)          0                  0               -
JT Taunton, Jr.                          10,374        24,100                  0             .09
W.J. Spires, Jr.                         27,581        19,700                  0             .13
Dale W. Wachtel                           7,189        15,900                  0             .06
All Executive Officers and Directors
  as a Group (24 persons)             1,828,379       330,900          6,018,695           22.44


(1)   Includes 26,263 shares owned by Mr. Adams' spouse.
(2)   See Note (3) on page 2.
(3)   See Note (4) on page 3.
(4)   See Note (1) on page 2.
(5)   See Note (5) on page 3.
(6)   Includes 3,500 shares owned by Mr. Thomas' spouse.
(7)   See Note (6) on page 3.

                        COMPLIANCE WITH SECTION 16(A) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

        Based solely upon review of Forms 3, 4 and 5 and amendments thereto related to the Company's most recent fiscal year, and written representations from certain reporting persons that no Form 5 was required, the Company believes that all required filings were timely for 1997.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

        The Company entered into a fuel supply contract with Russell Lands, Incorporated on May 21, 1975, under which Russell Lands, Incorporated provides sawdust, bark, shavings, chips, and other wood materials for use in the Company's wood chip boilers. The initial term of the contract was four years, and may be renewed by agreement of the parties from year-to-year thereafter. In addition, the contract may be cancelled by either party during any renewal period upon 30 days notice following the occurrence of certain specified conditions. Benjamin Russell is Chairman, Chief Executive Officer and a director of Russell Lands, Incorporated, and owns beneficially approximately 70% of the equity interest in such company. Management believes this contract is in the best interest of the Company's shareholders. During the fiscal year ended January 3, 1998, the Company paid Russell Lands, Incorporated approximately $1,100,000 for wood materials to operate these boilers.

        The Company purchased miscellaneous building materials and supplies from Russell Do-It Center, a building supply retailer. The Company also purchased concrete for various construction and repair projects from Area Concrete, Inc. Russell Do-It Center is a division of and Area Concrete, Inc. is a wholly owned subsidiary of Russell Lands, Incorporated. Benjamin Russell is Chairman, Chief Executive Officer and a director of Russell Lands, Incorporated and owns beneficially approximately 70% of the equity interest in such company. Management believes these purchases to be in the best interest of the Company's shareholders. During the fiscal year ended January 3, 1998, the Company paid Russell Do-It Center and Area Concrete, Inc. approximately $65,900 and $31,400, respectively, for the purchases described above.

                                    AUDITORS

        Ernst & Young LLP, independent accountants, was selected as the Company's auditors for 1997 after having previously served in the same capacity since 1930. Representatives of Ernst & Young will be in attendance at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

                            PROPOSALS BY SHAREHOLDERS

        The next annual meeting of shareholders is scheduled to be held on April 28, 1999, and shareholders of the Company may submit proposals for consideration for inclusion in the proxy statement of the Company relating to such annual meeting of shareholders. However, in order for such proposals to be considered for inclusion in the proxy statement of the Company relating to such annual meeting, such proposals must be received by the Company not later than November 20, 1998.

                               GENERAL INFORMATION

        The Board of Directors of the Company has fixed the close of business on March 4, 1998, as the record date for determining the holders of the Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of such date, the Company had issued and outstanding and entitled to vote at the Annual Meeting an aggregate of 36,462,672 shares of Common Stock, each share of which is entitled to one (1) vote on all matters to be considered at the Annual Meeting.

        As of the date of the Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters stated in the Notice of the Annual Meeting. If other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

        Pursuant to Section 10-2B-7.25 of the Code of Alabama 1975, as amended, and the Bylaws, a majority of the Common Stock shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of the shareholders. Section 10-2B-7.28 of the Code of Alabama 1975, as amended, requires that each of the nominees to be elected to the Board of Directors receive the affirmative vote of the majority of the votes cast by the holders of shares of Common Stock represented at the Annual Meeting as part of the quorum. The vote for election of directors does not include shares which abstain from voting on a matter or which are not voted on such matter by a nominee because such nominee is not permitted to exercise discretionary voting authority and the nominee has not received voting instructions from the beneficial owner of such shares. Section 10-2B-7.25 of the Code of Alabama 1975, as amended, and the Bylaws require, for the approval of the Amendments to the 1993 Plan, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock represented in person or by proxy at a meeting of shareholders at which a quorum is present and entitled to vote with respect to the Amendments to the 1993 Plan. Generally, brokers who act as nominees will be permitted to exercise discretionary voting authority where they have received no instructions in uncontested elections for directors and on certain other matters which are not contested (not including, however, the Amendments to the 1993
Plan) where the brokers have complied with Rule 451 concerning the delivery of proxy materials to beneficial owners of the Company's Common Stock held by such brokers.

        In addition to the use of the mails, proxies may be solicited by personal interview or by telephone or telegraph. The cost of solicitation of proxies will be borne by the Company. The Company may request brokerage houses, nominees, custodians, and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record and will reimburse such persons for any reasonable expense incurred in forwarding the material.

        Copies of the Company's Annual Report on Form 10-K for the year ended January 3, 1998, in form as filed with the Securities and Exchange Commission, may be obtained from Steve R. Forehand, the Secretary of the Company, without charge, by persons who were shareholders beneficially or of record as of March 4, 1998.

                                               RUSSELL CORPORATION
                                               Steve R. Forehand
                                                   Secretary

Alexander City, Alabama
March 19, 1998

                                     ANNEX A

        The 1993 Executive Long Term Incentive Plan (the "Plan) is hereby amended as follows:

A. The following term and accompanying definition under Article 2 of the Plan shall be amended to read as follows:

         (b) "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARS, Restricted Stock, Performance Units, Performance Shares, or Cash-Based Awards.

B.      The following term and condition shall be added to the Plan under
        Article 2:

        (jj) "Cash-Based Awards" means an Award granted to a Participant, as described in Article 9 herein.

C. Section 4.1(a)(i) of the Plan shall be amended in its entirety to read as follows:

         (a) Subject to adjustment as provided in Section 4.3 of the Plan, the total number of Shares available for issuance under the Plan may not exceed four million (4,000,000), no more than seven hundred fifty thousand (750,000) of which may be issued in the form of Restricted Stock. These four million (4,000,000)
              Shares may be either authorized but unissued or reacquired or treasury Shares.

D. Section 4.1(b) of the Plan shall be amended in its entirety to read as follows:

         (b)      (i)   STOCK OPTIONS. The maximum aggregate number of Shares to
                        which Stock Options granted under the Plan pertain, pursuant to any Awards granted in any one fiscal year to any one single Participant, shall be five hundred thousand (500,000) Shares.

                  (ii) SARS. The maximum aggregate number of Shares that may be granted in the form of SARs, pursuant to any awards granted in any one fiscal year to any one single Participant, shall be five hundred thousand (500,000) Shares.

                  (iii) RESTRICTED STOCK. The maximum aggregate number of Shares that may be granted with respect to Awards granted in the form of Restricted Stock granted in any one fiscal year to any one Participant shall be two hundred thousand (200,000) Shares.

                  (iv) PERFORMANCE UNITS/PERFORMANCE SHARES AND CASH-BASED AWARDS. The maximum aggregate payout with respect to Performance Units/Performance Shares and Cash-Based Awards granted in any one fiscal year to any one Participant shall be equal to the value of two hundred thousand (200,000) Shares.

E. Section 6.5 of the Plan shall be amended in its entirety to read as follows:

        6.5 EXERCISE OF OPTIONS. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

F. Article 9 of the Plan shall be amended in its entirety to read as follows:

        ARTICLE 9. PERFORMANCE UNITS, PERFORMANCE SHARES, AND CASH-BASED AWARDS

                9.1 GRANT OF PERFORMANCE UNITS/PERFORMANCE SHARES AND CASH-BASED AWARDS. Subject to the terms of the Plan, Performance Units, Performance Shares and Cash-Based Awards may be granted to eligible Employees at any time and from time to time, as shall be determined by the Committee. Subject to Article 4 of this Plan the Committee shall have complete discretion in determining the number of Performance Units, Performance Shares and/or Cash-Based Awards granted to each participant.

                9.2 VALUE OF PERFORMANCE UNITS/SHARES AND CASH-BASED AWARDS. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as determined by the Committee. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares and Cash-Based Awards that will be paid out to the Participants. The time period during which the performance goals must be met shall be called a "Performance
        Period. "Performance Periods shall, in all cases, exceed six (6) months in length.

                9.3 EARNING OF PERFORMANCE UNITS/SHARES AND CASH-BASED AWARDS. After the applicable Performance Period has ended, the holder of Performance Units/Shares and Cash-Based Awards shall be entitled to receive payout on the number of Performance Units/Shares and Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which corresponding performance goals have been achieved.

                9.4 FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES AND CASH-BASED AWARDS. Payment of earned Performance Units/Shares and Cash-Based Awards shall be made in a single lump sum, within forty-five
        (45) calendar days following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares or Cash-Based Awards at the close of the applicable Performance Period.

                Prior to the beginning of each Performance Period, Participants may elect to defer the receipt of Performance Unit/Share or Cash-Based Award payout upon such terms as the Committee deems appropriate.

                9.5 TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT, OR INVOLUNTARY TERMINATION (WITHOUT CAUSE). In the event the employment of a Participant is terminated by reason of death, Disability, Retirement, or involuntary termination without Cause during a Performance Period, the Participant shall receive a prorated payout of the Performance Units/Shares or Cash-Based Awards. The prorated payout shall be determined by the Committee, in its sole discretion, and shall be based upon the length of time that the Participant held the Performance Units/Shares or Cash-Based Awards during the Performance Period, and shall further be adjusted based on the achievement of the preestablished performance goals.

                Payment of earned Performance Units/Shares or Cash-Based Awards shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period; provided, however, the Committee, in its sole discretion, shall have the power to accelerate the payment of earned Performance Units/Shares or Cash-Based Awards to Participants whose employment has terminated.

                9.6 TERMINATION OF EMPLOYMENT FOR OTHER REASONS. In the event that a Participant's employment terminates for any reason other than those reasons set forth in Section 9.5 herein, all Performance Units/Shares and Cash-Based Awards shall be forfeited by the Participant to the Company, and shall once again be available for grant under the Plan.

                9.7 NONTRANSFERABILITY. Performance Units/Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienate or hypothecated, other than by will or by the laws of descent and distribution. Further, a Participant's right under the Plan shall be exercisable during the Participant's lifetime only by the Participant.

G. Article 11 of the Plan shall be amended in its entirety to read as follows:

        ARTICLE 11. DEFERRALS

                The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares or Cash-Based Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

H. Paragraph (c) of Article 13 of the Plan shall be amended in its entirety to read as follows:

                (c) The target value attainable under all Performance Units,
                    Performance Shares and Cash-Based Awards shall be deemed to have been fully earned for the entire Performance Period as of the effective date of the Change in Control, and shall be paid out in cash to Participants within thirty (30) days following the effective date of the Change in Control; provided, however, that there shall not be an accelerated payout with respect to Performance Units, Performance Shares or Cash-Based Awards which were granted less than six (6) months prior to the effective date of the Change in Control.

                                                                        APPENDIX

                              RUSSELL CORPORATION

                            ALEXANDER CITY, ALABAMA

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - APRIL 22, 1998

       (This Proxy is solicited by the Board of Directors of the Company)

    The undersigned shareholder of Russell Corporation (the "Company") hereby appoints Herschel M. Bloom and Ronald G. Bruno, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Shareholders of Russell Corporation to be held at the general offices of the company in Alexander City, Alabama, on April 22, 1998 at 10:30 a.m., Central Daylight Time, or any adjournment thereof:


    (1) ELECTION OF DIRECTORS
        For the term expiring with the Annual Meeting of Shareholders in 2001:
        C.V. Nalley III, John R. Thomas, John A. White, Tim Lewis

        [  ] FOR all nominees above                         [  ] WITHHOLD AUTHORITY
        (except as marked to the contrary)                  to vote for all nominees above

            INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below:

---------------------------------------------------------------------------------------------------
                                     (over)

    (2) PROPOSAL TO ADOPT AMENDMENTS TO THE 1993 EXECUTIVE LONG-TERM INCENTIVE
        PLAN
        [ ] FOR    [ ] AGAINST     [ ] ABSTAIN WITH RESPECT TO
        proposal to approve the adoption of amendments to the 1993 Executive Long-Term
        Incentive Plan as described in the Proxy Statement of the Company dated March 19, 1998.

    (3) IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION OF THE
        PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS AND FOR THE
        PROPOSAL TO AMEND THE 1993 EXECUTIVE LONG-TERM INCENTIVE PLAN.

    Please date and sign exactly as name appears on the envelope in which this material was mailed.
If shares are held jointly, each shareholder should sign. Executors, administrators, trustees, etc.
should use full title and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.


                                                ---------------------------------------------------
                                                         Signature(s) of Shareholder(s)


                                                --------------------------------------------------

                                                Date                                        , 1998
                                                    ----------------------------------------